AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into by and between THOMAS BAUMLIN on his/her own behalf and on behalf of his/her representatives, attorneys, heirs, executors, administrators, successors and assigns (hereinafter collectively, "Employee"), and FOOTSTAR CORPORATION on behalf of itself, Footstar, Inc. and each of their respective subsidiaries, affiliates, divisions, officers, directors, employees, agents, representatives, attorneys, successors and assigns (hereinafter "FOOTSTAR" and/or "Company"). In consideration of the covenants, conditions and obligations set forth herein the parties agree as follows:

1.      Employee's last day of work with FOOTSTAR shall be January 31, 2003.

2. FOOTSTAR agrees to pay Employee an amount equal to 78 weeks pay calculated to be $408,000.00 (Four Hundred Eight Thousand Dollars and 00 cents). Said payment to be paid to Employee in (39) biweekly installments of $10,461.54 (Ten Thousand Four Hundred Sixty One Dollars and 54 cents), less all required withholdings and/or deductions, provided FOOTSTAR is in receipt of a fully executed original of this Agreement. Employee acknowledges that such consideration is separate from and in addition to any Company compensation and/or benefits due Employee.

3. FOOTSTAR agrees not to contest any claim by Employee for unemployment benefits.

4. EMPLOYEE BENEFIT PLANS: During the period in which payments are being made pursuant to Paragraphs (2) Employee shall be permitted to continue to participate in the Medical and Dental Plans ("Plans" or "Plan") that were in effect for the Employee on the day immediately preceding Employee's separation. Notwithstanding anything to the contrary contained herein, it is agreed and understood that in the event medical and/or dental insurance coverage becomes available as a result of obtaining other employment, then in that event, Employee shall promptly notify the Company and the medical and dental insurance coverage described herein shall cease. It is further understood and agreed that FOOTSTAR, in its sole discretion, may from time to time, during the period following Employee's separation, increase or decrease the monthly contributions or change Plan provisions. If such changes are implemented, Employee's contributions and/or coverage will change in the same manner as for other active employees participating in the Plan. The medical benefit continuation referred to in this paragraph will be provided through COBRA. Employee contributions for this coverage will remain at the same level an active employee pays under the group plan. If Employee is eligible to elect medical coverage beyond this period, the full COBRA rates will apply. Employee will not be entitled to participate in the Company's short term or long term disability plans or its life insurance program after January 31, 2003.

5. CAREER EQUITY PLAN (CEP): Employee shall immediately vest in and have delivered to him all outstanding shares in his Career Equity Plan account relating to completed performance cycles as soon as practicable after January 31, 2003.

6. DEFERRED RESTRICTED STOCK: Employee shall receive a pro-rata amount of Employee's Deferred Restricted Stock as soon as practicable after January 31, 2003 which amount shall be calculated by multiplying the amount of such stock by a fraction the numerator of which shall be the completed years of employment with the Company following the date such stock was awarded and the denominator of which shall be five (5).

7. SWITCH TO EQUITY PLAN (STEP): Employee shall receive as soon as practicable after January 31, 2003 (a) 100% of the Employee's deferred vested shares and (b) Company "matching" shares equal to the number of unvested matching shares multiplied by a fraction the numerator of which shall be the number of completed months of employment with the Company following the date on which such "match" was granted and the denominator of which shall be sixty (60).

8. STOCK OPTIONS: Employee shall continue to vest in any outstanding stock options through January 31, 2003 and shall have the right to exercise such stock options pursuant to the terms of such options through the last day a payment is made pursuant to Paragraph (2), or the remainder of the exercise period, if less. Employee shall not be eligible for any additional stock option grants and shall forfeit any stock options vested as of January 31,2003 and shall forfeit any stock options vested as of January 31, 2003 but not exercised as of the last day a payment is made pursuant to Paragraph (2), or the end of the exercise period, if less.

9. ASSOCIATE STOCK PURCHASE PLAN (ASPP): Employee shall not be entitled to participate in the Associate Stock Purchase Plan after January 31, 2003.

10. 401 (K) PROFIT SHARING PLAN: Employee shall not be entitled to make contributions to his 401(k) account after January 31, 2003.



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11.     It is agreed that the sums paid in accordance with Paragraphs (2) (5)
        (6) (7) and (8) shall be deemed to include and shall constitute full payment for any and all vacation, vacation pay, incentive compensation, severance compensation, bonuses, commissions, draws and other forms of compensation to which Employee may be entitled, and whether earned or calculated on a pro rata basis; except for any unused, accrued 2003 vacation time.

12. In consideration for the Company's agreement to the provisions and payment of amounts set forth in this Agreement:

        (A) Employee expressly releases and forever discharges the Company and its representatives, agents, predecessors, successors, parent companies, subsidiaries, affiliates, principals and insurers (and their current and former officers, directors, employees, agents, shareholders, successors and assigns), and any and all employee benefit plans (and any fiduciary of such plans) sponsored by any of them, and all other persons, firms or corporations who might be claimed to be liable by Employee, from any and all claims, actions, causes of action, losses, damages (including actual, liquidated, compensatory, punitive or other damages), demands, promises, agreements, obligations, costs, expenses and attorneys fees, known or unknown, which Employee now has or may later discover or which may hereafter exist against them, or any of them, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the effective date of this Agreement, including those arising out of or in connection with Employee's employment with FOOTSTAR or arising out of events, facts or circumstances which either preceded, flowed from or followed the cessation of Employee's employment with FOOTSTAR, or which occurred during the course of Employee's employment with FOOTSTAR or incidental thereto, and including but not limited to any arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Employee Retirement Income Security Act of 1964, as amended, the Family and Medical Leave Act, as amended; 42 U.S.C. Section 1981 through 1988, CEPA (N.J.S.A. 34:19-1 et.seq.), the Occupational Safety and Health Act, the American's with Disabilities Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the National Labor Relations Act, or under any other federal, state or local civil or human rights law or any other local, state or federal law, ordinance and regulation, or under common law.



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


        (B) Other than pursuant to a valid subpoena, court order commanding attendance or testimony, or as may otherwise be provided by law:
               (i) Employee will not instigate the commencement of, or participate or assist in, any actions, suits or causes of action or claims on behalf of Employee or other persons against the Company, that in any way involves the subject matter of this Agreement; and (ii) Employee will not instigate the commencement of, or participate or assist in any actions, suits or causes of action or claims brought by or on behalf of any present or previous employees against the Company unless otherwise provided by law. Nothing herein is intended to or shall preclude Employee from cooperating with federal, state, local government or law enforcement agencies in any investigation. Employee, however, shall not be entitled to any relief, recovery or monies in connection with any action, suit, cause of action, or claim brought against the Company, without regard to who brought the action, suit, cause of action or claim.

        (C) Employee understands and agrees that the claims released and discharged herein are forever waived and relinquished by this Agreement, and that this Agreement expressly contemplates the total extinguishment of any and all such claims. Employee further understands and agrees that Employee has no right or claim to employment with FOOTSTAR at any time after the effective date of this Agreement. Employee specifically acknowledges that this provision applies equally to all persons and entities described in Paragraph 12(A) above as well as to FOOTSTAR, itself.

13. Employee agrees to cooperate with the Company by making himself available to testify on behalf of the Company or any Subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any Subsidiary or affiliate of the Company, in any action, suit or proceeding, by providing information and meeting and consulting with Company representatives or counsel or any Subsidiary or affiliate of the Company as requested. The Company agrees to reimburse Employee, for all reasonable and necessary out of pocket expenses incurred in connection with his provision of testimony or assistance (excluding attorneys fees which will only be covered to the extent covered by the Directors and Officers liability policy in effect during Employee's service as an officer of the Company). A breach of this provision by Employee shall be considered a material breach of this Agreement.





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



14. LIABILITY INSURANCE. INDEMNIFICATION. The Company acknowledges that Employee was covered by the Company's Director's & Officers liability insurance policy during the course of his employment as an Officer of the Company. The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil or criminal (a "Proceeding"), by reason of the fact that he was a director, officer or employee of the Company, the Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's Director's & Officer's liability insurance policy against all cost, expense, liability and loss (including, without limitation, attorneys fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith. The Company has provided Employee with a copy of the Directors and Officers liability insurance policy in effect during Employee's employment as an Officer of the Company.

15. Employee represents and agrees that Employee will keep confidential and shall not disclose or discuss the contents of this Agreement. The sole exceptions to this confidentiality provision are for communications to Employee's immediate family, personal attorney (and attorney's employees), accountant or financial advisor, potential future employers to the extent necessary, or as required by law and then only on the condition that Employee shall advise such person or entity that the terms of the Agreement are confidential and further disclosure is prohibited. A breach of this provision shall be considered a material breach of this Agreement.

16. Employee agrees that Employee will make no statements or remarks to anyone, including any of Employee's potential employers or to the Company suppliers, vendors or customers, about FOOTSTAR or any of the entities and persons described in Paragraph 12(A) above, that are disparaging, derogatory or defamatory to them. Employee further agrees that he shall not make or publish any written or oral statements or opinions regarding Employer, including its present and former employees, officers and directors. Employee agrees only to state that employee was employed by Employer, the position held, the dates of Employee's employment and Employee's compensation. Notwithstanding the foregoing provisions, nothing herein shall preclude Employee from making statements to any appropriate agency of the federal, state or local government, or if compelled by legal process. A breach of this provision shall be considered a material breach of this Agreement.



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


17. Employee agrees that in Employee's position as Senior Vice President Finance, Employee has been made privy to certain confidential information, proprietary property and trade secrets of the Company and that disclosure or use by Employee of such information, property or trade secrets would damage the Company. Employee agrees that he will hold in confidence and will not, without the Company's prior written permission, use, disclose or disseminate (or act so as to cause the use, disclosure or dissemination of) any such confidential information, property or trade secrets. The obligations set forth in this provision shall not apply to any confidential information, property or trade secrets, which have become generally known to the public through no act or limitation upon the Employee. A breach of this provision shall be considered a material breach of this Agreement.

18. Employee covenants and agrees that through July 31, 2004, Employee will not directly or indirectly, solicit, hire or engage on behalf of Employee or any other person or entity, any person known to Employee to be a current (as of the date of the signing of this Agreement and/or as of the time of such solicitation or hiring) employee or representative of the Company. Employee further agrees that he will not, directly or indirectly, during such period intentionally suggest, assist or influence the engagement or hiring by any other person or entity of any person known to Employee to be a currrent (as of the date of the signing of this Agreement and/or as of the time of such solicitation or hiring) employee or representative of the Company, nor will Employee directly or indirectly intentionally encourage or induce any person or entity or any person that is known to Employee to be a current (as of the date of the signing of this Agreement and/or as of the time of such solicitation or hiring) employee, distributor, source, supplier, customer or contractor of the Company to sever his, her or its relationship with the Company or intentionally do anything else which would be adverse in any material or substantial respect to the interests of the Company. A breach of this provision shall be considered a material breach of this Agreement.

19. Employee covenants and agrees that through July 31, 2004, Employee will not engage in Competition with the Company or any Subsidiary. "Competition" shall mean engaging in any activity for a Competitor of the Company whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. "Competitor" shall mean (a) Payless Shoe Source, Wal-Mart, Kmart, Kohl's, Footlocker (including but not limited to Kid's Footlocker, Lady Footlocker and Footlocker.com) Finish Line, Genesco, Sports Authority, Shoe Carnival, Shoe Department, Designer Shoe Warehouse, Brown Shoe, Famous Footwear, Target, Sears and J.C. Penney (and any successor or successors thereto) and (b) any e-commerce or catalog business which sells Discount, Value /Moderate Priced or Athletic footwear. If the Employee commences employment or becomes a consultant, principal, agent, officer, director, partner or shareholder of any entity that is not a Competitor at the time the Employee initially becomes employed or becomes a consultant, principal, agent, officer, director, partner or shareholder of the entity, future activities of the entity shall not result in a violation of this provision unless (x) such activities were contemplated at the time the Employee initially became employed or becomes a consultant, principal, agent, officer, director, partner or shareholder of the entity (and the contemplation of such activities was known to the Employee) or (y) the Employee commences directly or indirectly overseeing or managing the activities which are competitive with the activities of the Company or Subsidiary. The Employee shall not be deemed directly or indirectly overseeing or managing the activities which are competitive with the activities of the Company or Subsidiary so long as he does not regularly participate in discussions with regard to the competing business. A breach of this provision shall be considered a material breach of this Agreement.

20. Employee covenants and agrees that Employee will direct all prospective employer inquiries to Mark Morrison, Senior Vice President Human Resources of Footstar at One Crosfield Avenue, West Nyack, NY 10994

21. Employee agrees that in the event Employee materially breaches or violates any provision of this Agreement then the Company, in addition to any other rights or remedies it may have, shall have no obligation to make any further payments otherwise due Employee pursuant to this Agreement and the Company shall be entitled to recover from Employee any sums paid or expenses incurred (including but not limited to reasonable attorneys in enforcing the agreement) by the Company on behalf of the Employee pursuant to this Agreement without reinstatement of any claim or demand Employee has settled through this Agreement.



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


22. Nothing contained in this Agreement, or the fact the parties have signed the Agreement and exchanged the consideration provided hereunder, should be construed to be an admission of liability of wrongdoing on the part of either party. Moreover, neither this Agreement or anything herein shall be admissible in any proceedings as evidence of, or an admission by, the Company of any violation of any federal, state or local laws, or of their own policies or procedures. This Agreement shall not be admissible in any forum except to secure enforcement of its terms and conditions, or as required by law.

23. No waiver of any breach of any term or conditions of this Agreement shall be or shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving such breach.

24. This Agreement shall be construed according to and governed by the laws of the State of New York and all disputes governing this Agreement shall be brought in a court of competent jurisdiction in the State of New York.

25. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, all other provisions, terms, clauses and waivers and releases of claims and rights contained in the Agreement shall remain valid and binding upon both parties, and the Court shall have the power to modify the invalid and unenforceable provisions in a manner which most closely fulfills the intent and terms of this Agreement as herein set forth.

26. This Agreement may not be changed, altered and/or modified except by a writing signed by Employee and the Company.

27. The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed to constitute an executed original.

28. In the event it shall be determined that there is ambiguity contained in this Agreement, said ambiguities shall not be construed against any party hereto as a result of such party's preparation of this Agreement, but shall be construed in favor or against either of the parties hereto in light of all the facts, circumstances and intentions of the parties at the time this Agreement goes into effect.



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


29. Employee acknowledges that Employee has been provided with, and has read a copy of the Agreement. Employee further acknowledges that Employee has had a reasonable period of time to examine the terms and conditions contained in this Agreement and has been advised to consult with an attorney before signing this Agreement. Employee further acknowledges that Employee has executed this Agreement freely and voluntarily, without fraud, duress or undue influence of any kind or nature whatsoever.

30. Notwithstanding anything to the contrary contained in this Agreement Employee shall have the right to revoke this Agreement for a period of seven (7) days following execution of the Agreement by both parties. It is agreed and understood that this Agreement will not become effective until the expiration of the seven (7) day period. In the event Employee elects to revoke this Agreement, upon revocation, this Agreement shall be deemed null and void and Employee shall not receive payment hereunder. Revocation should be made by providing notice to the Company in accordance with Paragraph 31 below, which notice must be received by FOOTSTAR no later than the close of business on the seventh (7th) day after the date upon which the Agreement is executed by both parties.

31. All notices or other communications shall be deemed to be given if delivered by hand, sent via overnight delivery (for which a receipt is obtained), or mailed (certified or registered mail), with postage prepaid as follows:

         TO EMPLOYEE: ___________________, or to such other person and/or place as Employee may designate in writing to the Company. TO COMPANY: One Crosfield Avenue, West Nyack, NY 10994 Attn: Senior Vice President Human Resources, or such other persons and/places as the Company may designate in writing to Employee.

32. This Agreement shall be binding and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.


                           (INTENTIONALLY LEFT BLANK)
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT EMPLOYEE HAS SIGNED THIS AGREEMENT VOLUNTARILY FOR THE PURPOSES OF RECEIVING ADDITIONAL BENEFITS FROM THE COMPANY BEYOND THOSE PROVIDED BY COMPANY POLICY.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement consisting of [9] pages including this signature page.

FOOTSTAR:                                            EMPLOYEE:


By:      STEPHEN R. WILSON                           By: THOMAS BAUMLIN
           -----------------                         --------------
         Stephen R. Wilson                           Thomas Baumlin

         Executive Vice President & CFO


         Sworn and subscribed                        Sworn and subscribed
         before me on this                           before me on this
         11  day of FEBRUARY , 2003                31ST  day of  JANUARY__, 2003


            TRACY PEPLOWSKI                           SUSAN M. KOTOFF
            -----------------                          ----------------

         Notary Public                                Notary Public

         My Commission Expires:  12/10/05            My Commission Expires:
                                                     JULY 3, 2007



By:        MARK G. MORRISON
           -----------------

         Mark G. Morrison
         Senior Vice President Human Resources
         Footstar

         Sworn and subscribed
         before me on this

            11    day of __FEB.___, 2003

            TRACY PEPLOWSKI
            -------------------

         Notary Public

         My Commission Expires:  12/10/05

         TRACY PEPLOWSKI
     Notary Public, State of New York
         No. 01PE6067335
     Qualified in Rockland County
     Commission Expires  12/10/2005






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